Exhibit 99.1

Contacts:	Investors
Robert A. Doody
Assistant Director, Corporate CommunicationsPhone (484) 639-7235
Media
Kristina Broadbelt
Assistant Director, PR & Advocacy
Phone (484) 354-7060

VIROPHARMA ANNOUNCES SUPPORT BY ADVISORY COMMITTEE OF THE OFFICE OF

GENERIC DRUGS PROPOSED GUIDELINES FOR DEVELOPING GENERIC VERSIONS OF

ORAL VANCOMYCIN HYDORCHLORIDE

- ViroPharma and Leading Experts Voiced Concern About Process for Developing Bioequivalence -

EXTON, PA., — Aug. 4, 2009- ViroPharma Incorporated (NASDAQ: VPHM) today announced that the Pharmaceutical Science and Clinical Pharmacology Advisory Committee supports the FDA’s Office of Generic Drugs (OGD) draft guidelines on bioequivalence (BE) for Vancocin® (vancomycin hydrochloride) capsules. Vancocin is used to treat severe, often life-threatening bacterial infections of the gastrointestinal (GI) tract, Clostridium difficile infection (CDI) and enterocolitis caused by Staphylococcus aureus. The draft guidelines, if approved, would allow generic manufacturers to use less rigorous standards, including in vitro rather than in vivo testing, for establishing BE rather than using comparative clinical trials. ViroPharma scientists and other leading experts voiced their concern that these new guidelines could jeopardize patient safety.

“We’re appreciative that the FDA convened this advisory committee to provide a forum for open debate and discussion regarding a serious public health issue,” said Vincent J. Milano, ViroPharma’s president and chief executive officer. “While we’re disappointed with the vote, we hope that the OGD will take every precaution to ensure that CDI patients will be treated with truly bioequivalent versions of vancomycin, given the life-threatening nature of the disease.”

The Advisory Committee was asked if the proposed OGD guidelines and the use of in vitro dissolution methods are sufficient for establishing bioequivalence for generic vancomycin oral capsules. The Advisory Committee voted unanimously in favor of the proposed OGD recommendation to demonstrate bioequivalence through equivalent dissolution in media of pH 1.2, 4.5 and 6.8 for potential vancomycin HCl capsule generic products that:

a)	contain the same active and inactive ingredients in the same amounts as Vancocin HCl capsules;

b)	meet currently accepted standards for assay, potency, purity, and stability (equivalent to those in place for Vancocin HCl capsules); and

c)	are manufactured according to cGMP.

According to ViroPharma, the proposed in vitro test conditions do not mimic the in vivo environment of the CDI patient and the qualitative and quantitative sameness (Q1Q2) is inadequate given formulation and critical manufacturing process controls and lacks correlation with clinical effects. The company also underscored that the adoption of bioequivalence guidelines is precedent setting and patient safety must be a primary concern.

About Vancocin

Vancocin is the only approved product to treat Clostridium difficile-associated pseudomembranous colitis, one of the most common and devastating hospital-acquired infections. Clostridium difficile infection (CDI) can be severe, and without proper treatment, the associated complications of the disease can be deadly. The incidence of the disease observed in U.S. healthcare facilities more than doubled between 2000 and 2005; between 1999 and 2004, reported mortality rates from C. difficile in the U.S. more than quadrupled to 23.7 per million.

About Clostridium difficile Infection (CDI)

One of the most serious problems facing the U.S. healthcare system today is hospital-acquired infections (HAIs). Clostridium difficile infection is one of the most common and devastating HAIs. The incidence of C. diff observed in U.S. healthcare facilities more than doubled between 2000 and 2005; between 1999 and 2004, reported mortality rates from C. diff in the U.S. more than quadrupled to 23.7 per million. Elderly patients exposed to antibiotics, long-term care patients, or those that have a serious underlying illness, are at greatest risk to contract the disease. Patients with this disease have GI tract conditions that are significantly different from those of a healthy individual due to infection. Typical symptoms include diarrhea, fever, nausea and abdominal pain and dehydration, though cases can lead to life threatening complications such as megacolon, peritonitis and perforation of the colon.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains. ViroPharma commercializes Cinryze™ (C1 esterase inhibitor (human)) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. diff.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties. There can be no assurance that the FDA will provide the opportunity for further public discussion, that the FDA will agree with the positions stated in ViroPharma’s Vancocin-related submissions or that ViroPharma’s efforts to oppose the FDA’s December 2008 bioequivalence guidance for Vancocin through in vitro dissolution testing will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either ViroPharma’s citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the FDA’s December 2008 bioequivalence guidance for Vancocin, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2009 could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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